Exhibit 99.1
Star Scientific Transitions to New NASDAQ Trading Symbol
November 20, 2009 — Petersburg, Virginia — Star Scientific, Inc. has announced that effective at the market opening on Monday, November 23, the NASDAQ trading symbol used by the company, STSI, is being changed to CIGX. Paul L. Perito, Star’s Chairman, commented that “the change in trading symbol reflects our intent to signal more prominently the company’s core mission and business, which is to reduce the harm associated with tobacco use. We have stated since the beginning that the most dangerous way to use tobacco is to inhale cigarette smoke into the human lungs, and that the best choice always will be to stop smoking.”
Star Scientific’s subsidiary, Star Tobacco, manufactures and sells two brands of dissolvable smokeless tobacco that are made with very low-TSNA tobacco — Ariva® and Stonewall®. These products were developed in 2001 and 2003 to offer adult dependant smokers (and users of traditional smokeless products) an alternative to cigarettes and other tobacco products. As the company recently reported, Star is on track to submit an application in early 2010 to the FDA for approval to market Ariva® BDL and Stonewall® BDL dissolvable smokeless tobacco. The company hopes that these products will be the first to be approved by the FDA to be permitted for sale as “modified risk” products.
In June 2007, Star Scientific formed its Rock Creek Pharmaceutical subsidiary in order to develop a range of botanical-based pharmaceutical products that are designed to treat tobacco dependence and a range of neurological conditions, as well as nutraceuticals. As the company has indicated in recent press releases, Rock Creek has developed a nutraceutical product, CigRx™ that is intended to help adults who have stopped using tobacco to maintain a nicotine-free metabolism. Pre-market testing and analysis is ongoing, and the company anticipates that CigRx™ will begin in test marketing in 2010.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Star Scientific, Inc. and its consolidated subsidiaries ( collectively, the “Company”) has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise additional capital in the future necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. See additional discussion under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 16, 2009, and other factors detailed from time to time in the Company’s other filings with the SEC, available at www.sec.gov. All information in this release is current as of this date and the Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
About Star Scientific
Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of dissolvable smokeless tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured® tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Petersburg, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing facilities in Chase City, VA. See Star’s website at: http://www.starscientific.com
About Rock Creek Pharmaceuticals
Rock Creek Pharmaceuticals develops pharmaceutical products for treatment of addiction and other neurological disorders, as well as nutraceuticals. The company supports third-party academic, educational and therapeutic advances in both these areas of research. Rock Creek has scientific and research offices in Gloucester, MA. and a regulatory office in Washington, DC.
Contact:
Sara Troy Machir
Vice President, Communications & Investor Relations
smachir@starscientific.com